Exhibit 4.2

Jipangu Inc.

January 18, 2006

PRIVATE AND CONFIDENTIAL

Apollo Gold Corporation
5655 South Yosemite Street
Suite 200
Greenwood Village, Colorado
USA 80111-3220

Attention: R. David Russell

Dear Sirs:

Re: Jipangu Inc. and Apollo Gold Corporation

We write with reference to the subscription agreement dated October 17, 2005 (the "**Subscription Agreement**") between Jipangu Inc. ("**Jipangu**") and Apollo Gold Corporation ("**Apollo**")

This is to confirm our understanding that Jipangu and Apollo have agreed to amend the Subscription Agreement as follows:

1. AMENDMENT

1.1 Amendment. The Subscription Agreement is hereby amended by deleting from Section 1.1 thereof the definition of "Closing Date" and substituting the following therefor:

""**Closing Date**" means the date that is the 61st day after the closing of the Florida Canyon Transaction or such later date after the closing of the Florida Canyon Transaction as the parties may agree, or, if the Share Purchase Agreement is terminated in accordance with its terms and this Agreement is still in effect, the tenth (10th) Business Day after the termination of the Share Purchase Agreement. For greater certainty, the parties agree that in no event shall the Closing Date be later than January 31, 2006."

2. GENERAL

2.1 Idem. Except as herein amended, all other terms of the Subscription Agreement continue in full force and effect, unamended.

2.2 Counterparts. This letter may be executed and delivered in counterparts, each of which when executed and delivered is an original and both of which when taken together

constitute one and the same instrument, and may be delivered by either party by facsimile.

3. CLOSING DATE

3.1 New Closing Date. The parties hereby agree that the Closing Date will be January 26, 2006.

If you agree with the foregoing, please sign and return a copy of this letter to the undersigned, whereupon the Subscription Agreement will be amended in accordance with the terms hereof.

Yours truly,

JIPANGU INC.

By: /s/ Tamisuke Matsufuji
Name: Tamisuke Matsufuji
Office: President and CEO

Accepted and agreed, this 25th day of January, 2006 with effect as and from January 18, 2006.

APOLLO GOLD CORPORATION

By: /s/ R. David Russell
Name: R. David Russell
Office: President and CEO